Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 12, 2021, relating to our audit of the consolidated balance sheets of Southern States Bancshares, Inc. and subsidiary as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two year period ended December 31, 2020 appearing in the Prospectus, which is part of the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

July 15, 2021